Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FOURTH-QUARTER AND FULL-YEAR 2004 RESULTS

— Fourth-quarter net sales up 8% —
— Full-year earnings $1.19 per diluted share before impairment charge —

WARREN, Ohio – February 8, 2005 – Stoneridge, Inc. (NYSE: SRI) today announced sales of $163.4 million and a net loss of $114.9 million, or $5.07 per diluted share. The net loss includes the recognition of a previously announced, non-cash goodwill impairment charge, which was recorded in the fourth quarter ended December 31, 2004.

Net sales increased $12.2 million, or 8 percent, to $163.4 million, compared with $151.2 million for the fourth quarter of 2003. The increase in sales was primarily due to stronger performance in the Company’s commercial vehicle business and to a much lesser extent favorable currency exchange rates, which more than offset the decline in traditional domestic North American light vehicle production.

The fourth-quarter net loss includes a pre-tax, non-cash goodwill impairment charge of $183.5 million ($119.8 million after tax benefits of $63.7 million). Excluding the goodwill impairment charge, net income for the fourth quarter would have been $4.8 million, or $0.21 per diluted share, compared with net income of $5.1 million, or $0.22 per diluted share, in the fourth quarter of 2003.

“In view of the difficult operating environment facing North American automotive suppliers, we are pleased with our fourth-quarter performance,” said Gerald V. Pisani, president and chief executive officer.

For the year ended December 31, 2004, net sales were $681.8 million, an increase of 12 percent, compared with $606.7 million in 2003. The increase in sales was primarily due to stronger performance in the Company’s commercial vehicle business, which more than offset the decline in traditional domestic North American light vehicle production. The Company recognized a net loss for the year ended December 31, 2004 of $92.5 million, or $4.09 per diluted share. This net loss includes the goodwill impairment charge described above. Excluding the goodwill impairment charge, net income would have been $27.2 million, or $1.19 per diluted share, for the year ended December 31, 2004, compared with $21.4 million, or $0.94 per diluted share, for 2003.

“Intense competition, higher commodity prices, and customer pricing pressures are among the most significant challenges facing Stoneridge,” Pisani said. “However, because we have a broad range of

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initiatives in place to improve our operating performance, our full-year earnings of $1.19 per diluted share, excluding the non-cash goodwill impairment charge recorded in the fourth quarter, were within the earnings range that we expected.”

Pisani added, “The Company will continue to focus its efforts on improving operational efficiencies and investing in new products to meet the expectations of our customers. We are cautiously optimistic that the restructuring and focused sales and marketing efforts are gaining traction.”

Net cash provided by operating activities for the year ended December 31, 2004 was $47.3 million, compared with $72.4 million for 2003. The decrease in cash provided by operating activities was primarily due to an increase in accounts receivable resulting from the increase in sales, and an increase in inventories to prepare for new product launches and to satisfy customer requirements as the Company combined three plants in the United Kingdom and started up an operation in Mexico.

Outlook

“Because of the high automotive inventories carried by our North American customers, we remain cautious about the near-term business environment for this sector,” Pisani said. “We expect commercial vehicle production to remain at present levels and automotive production to be lower in the first quarter.”

Based on the current industry outlook, Stoneridge anticipates first-quarter 2005 net income to be in the range of $0.12 to $0.20 per diluted share, and full-year 2005 net income to be in the range of $0.95 to $1.05 per share.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2004 fourth-quarter and full-year results can be accessed at 11 a.m. Eastern time on Tuesday, February 8, 2005, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

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Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) included throughout this news release, the Company has provided information regarding net income excluding the effects of the goodwill impairment charge recorded during the fourth quarter of 2004. The Company believes that this non-GAAP financial measure is useful to both management and investors in their analysis of the Company’s financial performance when comparing 2004 results to prior periods.

Set forth, as required by Regulation G, is a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

(in thousands, except per share data)

	Three Months
	Ended	Year Ended
	December 31,	December 31,
	2004	2004

Net loss	$(114,924)	$(92,503)
Goodwill impairment loss	183,450	183,450
Tax benefit related to goodwill impairment loss	(63,699)	(63,699)

Net income, excluding the goodwill impairment loss	$4,827	$27,248

Diluted net income per share, excluding the goodwill impairment loss	$0.21	$1.19

Diluted weighted average shares outstanding	22,915	22,857

Diluted net income per share, excluding the goodwill impairment loss, was calculated by dividing net income, excluding the goodwill impairment loss, by the weighted-average of all potentially dilutive common shares that were outstanding during the periods presented. Diluted net loss per share, as reported in the Company’s Statements of Operations in accordance with GAAP, disregards the effect of potentially dilutive common shares, as a net loss causes dilutive shares to have an anti-dilutive effect.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries

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in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Joseph M. Mallak
Vice President and CFO
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net Sales	$163,430	$151,249	$681,795	$606,665

Costs and Expenses:
Cost of goods sold	121,922	110,839	507,598	450,635
Selling, general and administrative	33,531	26,383	116,317	97,660
Goodwill impairment loss	183,450	—	183,450	—

Operating (Loss) Income	(175,473)	14,027	(125,570)	58,370

Interest expense, net	5,929	7,093	24,456	27,651
Other income	(113)	(121)	(870)	(301)

(Loss) Income Before Income Taxes	(181,289)	7,055	(149,156)	31,020

(Benefit) Provision for Income Taxes	(66,365)	1,974	(56,653)	9,641

Net (Loss) Income	$(114,924)	$5,081	$(92,503)	$21,379

Basic Net (Loss) Income Per Share	$(5.07)	$0.23	$(4.09)	$0.95

Diluted Net (Loss) Income Per Share	$(5.07)	$0.22	$(4.09)	$0.94

Basic Weighted Average Shares Outstanding	22,672	22,436	22,622	22,415

Diluted Weighted Average Shares Outstanding	22,672	22,754	22,622	22,683

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$52,332	$24,142
Accounts receivable, less allowance for doubtful accounts of $3,891 and $2,904, for 2004 and 2003, respectively	100,615	89,161
Inventories, net	56,397	48,047
Prepaid expenses and other	12,993	10,420
Deferred income taxes	13,282	7,856

Total current assets	235,619	179,626

Property, Plant and Equipment, net	114,004	116,262

Other Assets:
Goodwill	65,176	248,626
Investments and other, net	24,979	28,487
Deferred income taxes	34,800	—

Total Assets	$474,578	$573,001

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$104	$417
Accounts payable	57,709	53,594
Accrued expenses and other	54,484	52,783

Total current liabilities	112,297	106,794

Long-Term Liabilities:
Long-term debt, net of current portion	200,057	200,245
Deferred income taxes	—	18,622
Other liabilities	6,619	3,934

Total long-term liabilities	206,676	222,801

Shareholders’ Equity:
Preferred shares, without par value, 5,000 authorized, none issued	—	—
Common shares, without par value, 60,000 authorized, 22,780 (net of 8 treasury shares) and 22,459 issued and outstanding at December 31, 2004 and 2003, respectively, with no stated value	—	—
Additional paid-in capital	145,764	143,535
Retained earnings	6,255	98,758
Accumulated other comprehensive income	3,586	1,113

Total shareholders’ equity	155,605	243,406

Total Liabilities and Shareholders’ Equity	$474,578	$573,001

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2004	2003
OPERATING ACTIVITIES:

Net cash provided by operating activities	$47,335	$72,354

INVESTING ACTIVITIES:
Capital expenditures	(23,917)	(26,382)
Proceeds from sale of fixed assets	1	1,212
Business acquisitions	(702)	(3)
Collection of joint venture loan receivable	4,695	—

Net cash used by investing activities	(19,923)	(25,173)

FINANCING ACTIVITIES:
Repayments of long-term debt	(524)	(52,095)
Proceeds from exercise of share options	561	444
Other financing costs	(134)	—

Net cash used by financing activities	(97)	(51,651)

Effect of exchange rate changes on cash and cash equivalents	875	1,377

Net change in cash and cash equivalents	28,190	(3,093)
Cash and cash equivalents at beginning of period	24,142	27,235

Cash and cash equivalents at end of period	$52,332	$24,142